EXHIBIT 99.1

tel: (617) 964-8389 fax: (617) 969-5730	400 Centre Street, Newton, MA 02458-2076

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang,
Manager of Investor Relations
(617) 796-8149
www.hptreit.com

Hospitality Properties Trust Announces 2006 First Quarter Results

Newton, MA (May 3, 2006):  Hospitality Properties Trust (NYSE: HPT) today announced its results of operations for the quarter ended March 31, 2006.

Results for the quarter ended March 31, 2006:

Net income was $35.2 million for the quarter ended March 31, 2006, compared to $28.7 million for the same quarter last year.  Net income available for common shareholders was $33.3 million, or $0.46 per share, for the quarter ended March 31, 2006, compared to $26.8 million, or $0.40 per share, for the same quarter last year.

Funds from operations (FFO) for the quarter ended March 31, 2006 were $72.8 million, or $1.01 per share.  This compares to FFO for the quarter ended March 31, 2005 of $60.9 million, or $0.91 per share.

The weighted average number of common shares outstanding totaled 71.9 million and 67.2 million for the quarters ended March 31, 2006 and 2005, respectively.

Portfolio Performance:

Revenue per available room, or RevPar, for the quarter ended March 31, 2006, versus the same quarter last year increased 13.1% to $70.21.  Average daily rate, or ADR, rose to $98.33 an 11.0% improvement, while occupancy increased by 1.3 percentage points to 71.4% from the prior year period.

Financing Activities:

On April 3, 2006, HPT declared its regular quarterly common share dividend of $0.73 per common share ($2.92 per share per year).  This regular quarterly dividend will be paid to common shareholders of record as of the close of business on April 12, 2006, and distributed on or about May 11, 2006.

A Maryland Real Estate Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Investing Activities:

On January 6, 2006, HPT acquired the Harbor Court Complex in Baltimore’s Inner Harbor area for $78 million.  The Harbor Court Complex is a mixed use development comprised of the 195 room Harbor Court Hotel, a 72,042 square foot office building and a 530 space parking garage.  Simultaneously with this purchase, HPT entered into an agreement with InterContinental Hotels Group, or IHG, to manage the hotel under its InterContinental Hotels and Resorts brand.

On January 25, 2006, HPT announced that it had agreed to purchase nine hotels for $196.2 million.  The hotels include five Crowne Plaza Hotels, one full service Holiday Inn Select Hotel, two Staybridge Suites Hotels and one Holiday Inn SunSpree Resort Hotel.  The purchases were effective January 20, 2006, except for the purchase of the Holiday Inn SunSpree Resort Hotel in Jamaica which is delayed pending certain third party approvals.  Simultaneously with this purchase, HPT entered into a long term management agreement with IHG for eight of the hotels.  HPT will enter into a long term lease with IHG for the Holiday Inn SunSpree Resort Hotel simultaneous with its purchase which is expected to close later in 2006.

Subsequent Events:

On April 6, 2006, HPT purchased two Crowne Plaza Hotels, one in Miami, Florida and the other in Philadelphia, Pennsylvania, for $63 million. These hotels have 749 rooms/suites and over 23,000 square feet of meeting space.  Simultaneously with this purchase, HPT amended its management agreement with IHG for the eight hotels acquired on January 25, 2006, by adding these hotels to that combination agreement.

On April 13, 2006, HPT purchased a 150 room Staybridge Suites Hotel in Parsippany, New Jersey for $21 million.  Simultaneously with this transaction, HPT amended its management agreement with IHG for 30 Staybridge Suites by adding this hotel to that combination agreement.

Conference Call:

On Wednesday, May 3, at 1:00 p.m. Eastern Time, John Murray, president and chief operating officer, and Mark Kleifges, chief financial officer, will host a conference call to discuss the results for the quarter ended March 31, 2006.

The conference call telephone number is (800) 810-0924.  Participants calling from outside the United States and Canada should dial (913) 981-4900.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through Tuesday, May 9, 2006.  To hear the replay, dial (719) 457-0820. The replay pass code is 1003439.

A live audio webcast of the conference call will also be available in a listen only mode on the company’s web site, which is located at www.hptreit.com.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on HPT’s web site for about one week after the call.

Supplemental Data:

A copy of HPT’s First Quarter 2006 Supplemental Operating and Financial Data is available for download at HPT’s web site, www.hptreit.com.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 310 hotels located in 38 states, Puerto Rico and Canada as of May 3, 2006. HPT is headquartered in Newton, Massachusetts.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON HPT’S CURRENT BELIEFS AND EXPECTATIONS, BUT, FOR VARIOUS REASONS, THEY MAY NOT OCCUR.  FOR EXAMPLE:

•                  THIS PRESS RELEASE STATES THAT HPT’S PURCHASE OF THE HOLIDAY INN SUNSPREE RESORT IN JAMAICA WAS DELAYED PENDING THIRD PARTY APPROVALS.  THE REQUIRED THIRD PARTY APPROVAL IS FROM THE GOVERNMENT OF JAMAICA AND ITS RECEIPT IS NOT ASSURED.  THIS APPROVAL REQUIREMENT MAY DELAY THIS PURCHASE FOR AN EXTENDED PERIOD OR PREVENT ITS OCCURRING.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS.  EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO RELEASE PUBLICLY THE RESULT OF ANY REVISION TO THESE FORWARD LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

	Quarter Ended March, 31
	2006	2005
Revenues:
Hotel operating revenues (1)	$201,828	$145,047
Rental income	32,476	31,065
FF&E reserve income (2)	4,990	4,399
Interest income	422	236
Total revenues	239,716	180,747

Expenses:
Hotel operating expenses (1)	144,189	100,425
Interest (including amortization of deferred financing costs of $610 and $734, respectively)	18,988	15,429
Depreciation and amortization	34,952	30,823
General and administrative	6,354	5,364
Total expenses	204,483	152,041

Net income	35,233	28,706
Preferred distributions	(1,914)	(1,914)
Net income available for common shareholders	$33,319	$26,792

Calculation of FFO (3):
Net income available for common shareholders	$33,319	$26,792
Add: FF&E deposits not in net income (2)	512	499
Depreciation and amortization	34,952	30,823
Deferred percentage rent (4)	1,648	920
Deferred hotel operating income (5)	2,350	1,849
Funds from operations (“FFO”)	$72,781	$60,883

Weighted average common shares outstanding	71,921	67,203

Per common share amounts:
Net income available for common shareholders	$0.46	$0.40
FFO (3)	$1.01	$0.91
Common distributions declared	$0.73	$0.72

See Notes on page 5.

(1)          At March 31, 2006, each of our 307 hotels are included in one of eleven combinations of hotels of which 198 are leased to one of our taxable REIT subsidiaries and managed by independent hotel operating companies and 109 are leased to third parties. Our consolidated statement of income includes hotel operating revenues and expenses of managed hotels and rental income from our leased hotels.

(2)          Various percentages of total sales at most of our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E Reserve escrows.  We own the FF&E Reserve escrows for all the hotels leased to our taxable REIT subsidiaries and for most of the hotels leased to third parties.  We have a security and remainder interest in the FF&E Reserve escrows for the remaining hotels leased to third parties.  When we own the FF&E Reserve escrows at hotels leased to third parties we report payments into the escrow as FF&E reserve income.  When we have a security and remainder interest in the FF&E Reserve escrows, deposits are not included in revenue but are included in FFO. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income in our consolidated statement of income.

(3)          We compute FFO as shown. Our calculation of FFO differs from the NAREIT definition because we include FF&E deposits not included in net income (see note 2), deferred percentage rent (see note 4) and deferred hotel operating income (see note 5). We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense, it may facilitate comparison of current operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is among the important factors considered by our board of trustees when determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving bank credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future capital needs and operating performance.

(4)          In calculating net income we recognize percentage rental income received for the first, second and third quarters in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this revenue until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

(5)          Our share of the operating results of our managed hotels in excess of the minimum returns due to us are generally determined based upon annual calculations.  We recognize our share of income in excess of our minimum returns in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this income until the fourth quarter for purposes of calculating net income, we include the estimated amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

Hospitality Properties Trust

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except share data)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS

Real estate properties, at cost:
Land	$572,599	$537,389
Buildings, improvements and equipment	3,306,239	3,089,304
	3,878,838	3,626,693
Accumulated depreciation	(627,966)	(613,007)
	3,250,872	3,013,686
Cash and cash equivalents	13,255	18,568
Restricted cash (FF&E reserve escrow)	26,491	29,063
Other assets, net	48,540	53,290
	$3,339,158	$3,114,607

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$282,000	$35,000
Senior notes, net of discounts	921,729	921,606
Mortgage payable	3,749	3,766
Security deposits	185,364	185,304
Accounts payable and other liabilities	104,345	108,595
Due to affiliate	3,785	2,967
Dividends payable	1,914	1,914
Total liabilities	1,502,886	1,259,152

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest, no par value, 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Common shares of beneficial interest; $0.01 par value; 100,000,000 shares authorized, 71,920,578 issued and outstanding	719	719
Additional paid-in capital	2,059,883	2,059,883
Cumulative net income	1,246,305	1,211,072
Cumulative preferred distributions	(61,250)	(59,336)
Cumulative common distributions	(1,492,691)	(1,440,189)
Total shareholders’ equity	1,836,272	1,855,455
	$3,339,158	$3,114,607

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